Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

January 15, 2016

Patriot National, Inc.

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida 33301

Ladies and Gentlemen:

We have acted as counsel to Patriot National, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale from time to time by certain selling stockholders of an aggregate of (i) up to 2,500,000 shares (the “Stockholder Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), (ii) shares (the “Series A Warrant Shares”) of Common Stock issuable upon exercise of Series A warrants of the Company (the “Series A Warrants”) described in the Registration Statement and (iii) shares (the “Series B Warrant Shares” and, together with the Series A Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon exercise of Series B warrants of the Company (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”) described in the Registration Statement. The Stockholder Shares and the Warrant Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Act.

Patriot National, Inc.	2	January 15, 2016

We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrant Shares initially issuable upon the exercise of the Warrants have been duly authorized by the Company and, upon the issuance and delivery of such Warrant Shares by the Company upon the exercise of Warrants and payment of the exercise price therefor in accordance with the terms and conditions of such Warrants, such Warrant Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP